2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8400 FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) – (914) 701-8200 Mark Tender (Media) – (914) 701-8192

Atlas Air Worldwide Holdings, Inc.
Adopts Stockholder Rights Plan

Purchase, N.Y., May 26, 2009 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW) announced that its Board of Directors has approved the adoption of a stockholder rights plan. The rights plan is designed to encourage the fair treatment of AAWW stockholders in connection with attempts to acquire AAWW on terms or through tactics that could deny all stockholders the opportunity to realize the full value of their investment. AAWW said that the plan is also designed to enhance the ability of the Board of Directors to protect the interests of AAWW stockholders.

AAWW stated that the rights are not being issued in response to any outside effort to gain control of AAWW, and that it is not aware of any takeover attempt. The rights will not affect AAWW’s reported earnings per share.

Under the plan, one right will be issued for each share of AAWW common stock outstanding on June 5, 2009. Shares of common stock that are issued after that date will be issued with an attached right. Each right would initially represent the right, under certain circumstances, to purchase a share of AAWW common stock at an exercise price of $55.00 per share.

If a person or group acquires beneficial ownership of 15% or more of the then outstanding shares of AAWW’s common stock or announces a tender or exchange offer that would result in such person or group owning 15% or more of the then outstanding AAWW common stock, each right would entitle its holder to purchase shares of AAWW common stock having a market value of two times the exercise price of the right. The rights, however, would not be triggered by any person or group that is presently the beneficial owner of 15% or more of AAWW’s outstanding common stock on the date of the adoption of the Rights Agreement, unless such person or group acquires beneficial ownership of additional shares of AAWW common stock in the future (other than pursuant to a stock dividend or stock split).

The Board of Directors may redeem the rights at the redemption price of $0.01 per right, subject to adjustment, at any time prior to the earlier of May 25, 2012, the expiration date of the rights, or the date of distribution of the rights, as determined under the plan.

Details of the stockholder rights plan will be outlined in a letter which will be mailed as soon as practicable after June 5, 2009, to all stockholders of record on such date.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing Limited (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of air cargo services that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis – express network and scheduled air cargo service, military charters, commercial cargo charters, and dry leasing of aircraft and engines.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth in the documents filed by AAWW with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

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